Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2010, by and among Mark F. Furlong (the “Executive”), Harris N.A. (the “Company”) and Bank of Montreal (the “Parent”).

WITNESSETH THAT:

The Company and the Parent have determined that it is in the best interests of the Parent and its shareholders to assure that the Company will have the dedication of the Executive following the transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 17, 2010, between the Parent and Marshall & Ilsley Corporation (“Seller”) (the “Merger Agreement”). Therefore, in order to accomplish these objectives, the Executive, the Company and the Parent desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive, the Company and the Parent as follows:

1. Effective Date. The “Effective Date” shall mean the date on which the “Effective Time” (as defined in the Merger Agreement) of the Merger occurs. In the event that the Effective Time shall not occur, this Agreement shall be null and void ab initio and of no further force and effect.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Employment Period”).

3. Position and Duties. (a) During the Employment Period, the Executive shall (i) serve (x) as the President and Chief Executive Officer of the Company, (y) as a member of the Parent’s Management Committee and (z) as a member of the Company’s Board of Directors, with such authority, power, duties and responsibilities as are commensurate with the positions set forth in clauses (x), (y) and (z) and as are customarily exercised by a person holding such positions in an organization of a similar size and nature; (ii) be exclusively responsible for the Company’s operations and businesses; (iii) report directly to the Chief Executive Officer of the Parent (the “Parent CEO”); and (iv) perform his duties at the Company’s headquarters in Chicago, Illinois or such other location as shall be mutually agreed between the Company and the Executive. The Board of Directors of the Parent (the “Board”) shall appoint the Executive to the positions specified above at the times specified above throughout the Employment Period.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to serving in the positions described in Section 3(a) and shall perform his duties faithfully and efficiently. Notwithstanding the foregoing provisions of this Section 3(b), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; (ii) serve as a director of any for-profit business, with the prior consent of the

Board (which consent shall not be unreasonably withheld); and (iii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of the Executive’s duties under this Agreement, or to the knowledge of the Executive conflict in any material way with the business or policies of the Company or any subsidiary or affiliate thereof. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

4. Compensation. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $600,000 (“Annual Base Salary”). The Annual Base Salary may be increased (but not decreased) from time to time by the Board, or a committee thereof, in its sole discretion and shall be payable in cash at the times consistent with the Company’s general policies regarding compensation of executive employees, but in all event no less frequently than monthly. For purposes of this Agreement, after any increase, “Annual Base Salary” shall refer to the increased amount.

(b) Annual Incentive Payment. With respect to each fiscal year of the Company during the Employment Period, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”) as determined in accordance with the Company’s annual incentive plan for similarly situated executives of the Company, with a target Incentive Payment of no less than $800,000 (the “Annual Target Incentive Payment”). Any such Incentive Payment shall be paid to the Executive 100% in cash in all events by March 15 of the year following the fiscal year for which such Incentive Payment was earned (unless the Executive has elected to defer receipt of any such Incentive Payment pursuant to an arrangement that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

(c) Annual Equity Awards. With respect to each fiscal year of the Company during the Employment Period, the Executive shall be eligible to receive an annual mid-term equity award with a target grant date value of $1,100,000 and an annual long-term equity award with a target grant date value of $1,100,000 (the value of the annual target mid-term and target long-term equity awards, collectively, the “Annual Target Equity Award Value”), on the same basis as, and with terms and conditions no less favorable than those that apply to, similarly situated executives of the Parent.

(d) Employee Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs of the Company as in effect from time to time with respect to similarly situated executives of the Company. During the Employment Period, the Executive shall be provided with fringe benefits and perquisites on a basis no less favorable than the benefits and perquisites that are provided to similarly situated executives of the Company. Furthermore, during the Employment Period, the Executive shall continue to participate in the Executive’s supplemental executive retirement benefit provided to the Executive pursuant to a letter agreement by and between the Executive and the Seller, dated as of December 21, 2006, as amended (the “SERP”) taking into account the vesting provided under Section 4 of the SERP.

(e) Expense Reimbursement. During the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.

(f) Indemnification. The Company shall indemnify the Executive to the full extent of the general laws of the state of incorporation of the Company, now or hereafter in force, including the advance of expenses under procedures provided by such laws.

(g) Transition Completion Payment. On the first anniversary of the Effective Date, the Company will pay the Executive a lump sum cash transition completion bonus of $6 million (the “Transition Completion Payment”), subject to accelerated vesting and payment in full upon a termination of the Executive’s employment for any reason other than a termination by the Company for “Cause” or by the Executive without “Good Reason” (as each is defined below).

(h) Prior Agreement Payment. In full satisfaction of the Executive’s rights to the cash payments under Sections 6(a)(i)(B), 6(a)(i)(C) (with respect to the benefit enhancement, it being understood that the accrued SERP benefit as of immediately prior to the Effective Date shall be payable in accordance with the SERP) and Section 6(a)(i)(D) of the Change of Control Agreement between Seller and the Executive dated as of January 1, 2008 (as amended) (the “Prior Agreement”), the Executive shall be entitled to receive an amount in cash equal to $18,055,452.00 (the “Prior Agreement Payment”) as if the Executive’s employment were terminated without “cause” (as defined in the Prior Agreement) pursuant to the Prior Agreement as of the Effective Time. The Prior Agreement Payment shall be paid in a lump sum in cash on the first business day following the Effective Date.

5. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean that the Executive:

(i) willfully, deliberately, continually failed to substantially perform his duties under the terms of Section 3 of this Agreement, (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) which failure constitutes gross misconduct, and results in and was intended to result in demonstrable material injury to the Company or the Parent, monetary or otherwise; or

(ii) committed acts of fraud and dishonesty constituting a felony, as determined by final judgment or order of a court of competent jurisdiction, and resulting or intended to result in gain to or personal enrichment of the Executive at the Company’s expense;

provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (i), above, until (A) Executive shall have had at least sixty (60) days to cure any conduct or act alleged to provide Cause for termination after a written notice of demand has been delivered to the Executive specifying in detail the manner in which the Executive’s conduct violates this Agreement, and (B) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, or failure to act, on the part of the Executive, shall be considered “willful” unless he has acted or failed to act in bad faith or without reasonable belief that the Executive’s action or failure to act was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after Notice of Termination is given by the Executive or the Company shall constitute Cause for purposes of this Agreement.

(c) The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation:

(i) the assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Executive retains authority;

(ii) a material diminution in the authorities, duties or responsibilities of the person to whom the Executive is required to report, including a requirement that the Executive report to an officer or employee other than the Parent CEO;

(iii) a reduction of ten (10) percent or greater of (A) any element of the compensation and benefits required to be provided to the Executive in accordance with any of the provisions of Section 4; (B) the Executive’s aggregate annual cash compensation, which for this purpose shall include, without limitation, Annual Base Salary, Annual Target Incentive Payment and Annual Target Equity Award Value; or (C) the benefits, in the aggregate, required to be provided to the Executive in accordance with the provisions of this Agreement;

(iv) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 3(a) resulting in a material increase in the Executive’s commute to and from the Executive’s primary residence (for this purpose an increase in the Executive’s commute by 30 miles or more shall be deemed material); or

(v) any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy Section 10(b).

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Section 409A of the Internal Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

6. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any annual Incentive Payment earned by the Executive for a prior award period to the extent not theretofore paid and not theretofore deferred, (3) any accrued paid time off to the extent not theretofore paid, and (4) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the product of (1) $1,980,000, less the amount of Annual Base Salary paid to the Executive through the Date of Termination and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is three hundred sixty-five (365) (the “Pro-Rata Incentive Payment”); and

C. the amount equal to the greater of (1) the product of $1,980,000 multiplied by the quotient of (x) the number of full and partial months remaining in the Employment Period following the Date of Termination divided by (y) twelve (12) and (2) $1,980,000; and

D. the Transition Completion Payment shall vest and be paid, to the extent not theretofore vested and paid; and

(ii) all equity or long-term incentive awards previously granted to the Executive shall continue to vest in accordance with their original vesting terms, and all stock options to acquire Parent common stock granted prior to the Effective Date under the plans of the Seller that are held by the Executive shall remain exercisable for the remainder of their term and all stock options to acquire Parent Stock granted on or after the Effective Date that are held by the Executive shall remain exercisable for five years following the Date of Termination but in no event longer than the remainder of their term (collectively, the “Equity Benefits”);

(iii) the Executive and/or the Executive’s family shall be entitled to receive the continued medical benefits, including the service credit towards retiree medical benefits, provided under, and in accordance with, Section 6(a)(ii) of the Prior Agreement (the “Medical Benefits”), for the three-year period following the Date of Termination (treating the Date of Termination hereunder as the Termination Date for purposes of Section 6(a)(ii) of the Prior Agreement); and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its subsidiaries or affiliates through the Date of Termination, which shall include without limitation to the rights under Section 6(a)(iii) and 6(a)(iv) (in respect of group term life insurance) of the Prior Agreement (treating the Date of Termination hereunder as the Termination Date for purposes of the Prior Agreement) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for timely payment or provision of the Accrued Obligations, the Pro-Rata Incentive Payment, the Equity Benefits, the Medical Benefits, the Other Benefits and the Transition Completion Payment, to the extent not theretofore paid. Accrued Obligations, the Pro-Rata Incentive Payment and the Transition Completion Payment shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, and the Executive’s estate shall be entitled after the Date of Termination to receive, death benefits as in effect at the Date of Termination generally with respect to senior executives of the Company.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for timely payment or provision of the Accrued Obligations, the Pro-Rata Incentive Payment, the Equity Benefits, the Medical Benefits, the Other Benefits and the Transition Completion Payment, to the extent not theretofore paid. Accrued Obligations, the Pro-Rata Incentive Payment and the Transition Completion Payment shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

(d) Cause. If the Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive, other than for timely payment or provision of the Accrued Obligations, the Equity Benefits (solely with respect to awards granted prior to the Effective Date), the Medical Benefits and the Other Benefits.

(e) Other than for Good Reason. If the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for timely payment or provision of the Accrued Obligations, the Equity Benefits (solely with respect to awards granted prior to the Effective Date), the Medical Benefits (as provided for, and in accordance with, Section 6(a)(iii) of this Agreement) and the Other Benefits.

7. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, for all legal fees and expenses (including the costs of experts, evidence and counsel) that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement, including as a result of (i) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Executive’s hearing before the Board as contemplated in Section 5(b) of this Agreement, (iii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits or (iv) a dispute between the Executive and the Internal Revenue Service (or any other taxing authority) relating to the payments under this Agreement or otherwise in connection with the Merger.

8. Additional Payments by the Company. Section 8 of the Prior Agreement (“Excise Tax Payments”) shall be incorporated by reference in its entirety and have full force and effect, with all references to “Company” in the Prior Agreement to be interpreted as referring to the Company (as defined herein) or the Parent (as defined herein), as applicable, and all references to the “Agreement” in the Prior Agreement to be interpreted as referring to this Agreement. For the avoidance of doubt the obligations under Section 8 of the Prior Agreement shall apply to the Prior Agreement Payment.

9. Restrictive Covenants. (a) Return of Company Property. All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company or the Parent, which the Executive prepares, possesses or comes into contact with while the Executive is an employee of the Company, shall remain the sole property of the Company or the Parent. The Executive agrees that upon the termination of his employment, he shall provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company. The Executive agrees that the Company or the Parent owns all work product, patents, copyrights and other material produced by the Executive during the Executive’s employment with the Company.

(b) Confidential Information. The Executive shall not at any time, whether during the Executive’s employment or following the termination of the Executive’s employment, for any reason whatsoever, directly or indirectly disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. “Confidential or proprietary information” shall mean information generally unknown to the public to which the Executive gains access by reason of the Executive’s employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation.

(c) Nonsolicitation of Employees. The Executive agrees that during his employment under this Agreement and for the eighteen- (18-) month period beginning on the Date of Termination (such period, the “Restricted Period”), he shall not solicit, induce or encourage, for the purposes of employing or offering employment to, any individuals who, as of the date of termination of the Executive’s employment, are employees of the Company or its subsidiaries, nor will Executive directly or indirectly solicit, induce or encourage any of the Company’s or its subsidiaries’ employees to seek employment with any other business, whether or not the Executive is then affiliated with such business.

(d) Noncompetition. The Executive agrees that during the Restricted Period, he shall not work for or be engaged or concerned in, or have a financial interest in (other than an ownership position of less than 5% in any company whose shares are publicly traded or any non-voting non-convertible debt securities in any company) any business principally engaged in retail banking or private client services within the counties, municipalities, cities, regions, localities and similar geographic subdivisions, in each case within the United States of America, in which the Company or any of its subsidiaries has carried on business at any time during the period of twelve months prior to the Termination Date; provided, that during the Restricted Period, the Executive shall not be prohibited from (i) serving on civic or charitable boards or committees and (ii) with the approval of the Parent CEO, serving on corporate boards or committees.

(e) Equitable Remedies. In the event of a breach by the Executive of his obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Executive acknowledges that the Company shall suffer irreparable harm in the event of a breach or prospective breach of Sections 9(a), (b), (c) or (d) of this Agreement and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in the State of Illinois. In no event may a breach or threatened breach of the covenants in this Section 9 constitute a basis for the Company or Parent to suspend the Executive’s right to receive any payments or benefits to which he is otherwise entitled under this Agreement.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company and the Parent, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Parent to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company or the Parent would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” and “Parent” shall mean the Company and the Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous. (a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(a) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Illinois, without regard to the conflict of law provisions of any state.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(d) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(e) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Harris N.A.
111 West Monroe Street,
Chicago, IL 60603
Attention: General Counsel

or to the Parent:

Bank of Montreal
100 King Street West
1 First Canadian Place
Toronto, Ontario, Canada M5X 1A1
Attention: General Counsel

or to the Executive:

At the most recent address maintained by the Company in its personnel records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(f) Section 409A. The ongoing obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the date first written above). Notwithstanding anything herein to the contrary, in the event that any amounts payable or benefits to be provided to the Executive under Section 6 or any other arrangement to which the Executive is a party or participant constitute deferred compensation within the meaning of Section 409A of the Code, (i) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under Section 6 during the six-month period immediately following the Date of Termination shall instead be paid, with interest at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code for the month in which the Executive’s separation from service occurs compounded semiannually, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code; (ii) if the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death; and (iii) in no event shall the date of termination of Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

(g) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(h) Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof, including, except as expressly provided herein, the Prior Agreement.

(i) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company and the Parent have each caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Mark F. Furlong
Mark F. Furlong

HARRIS N.A.

By:	/s/ Deirdre C. Drake
Name:	Deirdre C. Drake
Title:	SVP, Human Resources, Harris N.A.

BANK OF MONTREAL

By:	/s/ Rose M. Patten
Name:	Rose M. Patten
Title:	Senior Executive Vice-President, Head of Human Resources and Senior Leadership Advisor, BMO Financial Group